SUPPORT AGREEMENT

                  This SUPPORT AGREEMENT (this "Agreement"), dated April 16, 2007, is by and between DG FastChannel, Inc., a Delaware Corporation (the "Purchaser"), and Haig S. Bagerdjian (the "Stockholder"), a stockholder of POINT.360, a California corporation (the "Company"). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

                  WHEREAS, the Purchaser and the Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as amended or supplemented, the "Merger Agreement"), pursuant to which, among other things, the Purchaser shall conduct an exchange offer for all of the issued and outstanding Shares (the "Offer") and, following the consummation of the Offer, the Company shall be merged with and into the Purchaser, with the Purchaser continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

                  WHEREAS, the Stockholder owns 2,835,234 Shares, together with any other Shares acquired (whether beneficially or of record) by the Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options (net of Shares, if any, sold by the Stockholder upon the exercise of any Company Options to pay the exercise price of such options and net of Shares, if any, withheld by the Company to satisfy withholding obligations upon the exercise of such options); and

                  WHEREAS, as a condition of and inducement to the Purchaser's willingness to enter into the Merger Agreement, the parties hereto are executing this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Purchaser as follows:

                  (a) The Stockholder (i) is the record or beneficial owner, and has good and marketable title to, 2,835,234 Shares and Company Options to purchase 235,000 Shares, free and clear of any and all liens (other than any liens imposed by E*Trade Financial or Jefferies & Company due to the Stockholder's margin trading activities which will not restrict the Stockholder's ability to tender his Shares in the Offer as required by Section 3(a) hereof), claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares and Company Options (collectively, "Encumbrances"); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Shares and the Company Options set forth in Section 1(a)(i); and (iii) has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4 and 12 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.


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                  (b) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder's obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not
(i) result in a violation of, or a default under, or conflict with any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

                  SECTION 2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Stockholder as follows:

                  (a) The Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the State of Delaware, and the Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not
(i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of the Purchaser or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Purchaser is a party or by which the Purchaser or its assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Purchaser.

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                  SECTION 3. Tender of the Shares.

                  (a) Unless this Agreement shall have been terminated in accordance with its terms, and subject to Section 4, the Stockholder hereby agrees that he shall (i) take all steps necessary to tender his Shares, or cause his Shares to be tendered, into the Offer promptly following, and in any event no later than the third (3rd) business day prior to the Initial Expiration Date, or if the Stockholder has not received the Offer Documents by such time, within two (2) business days following receipt of such documents but in any event prior to the date of expiration of the Offer, free and clear of all Encumbrances and
(ii) not withdraw his Shares, or cause his Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires Shares after the date hereof, the Stockholder shall (i) tender or cause to be tendered such Shares on or before such tenth (10th) business day following the commencement of the Offer, or, if later, on or before the second (2nd) business day after such acquisition but in any event prior to the date of expiration of the Offer and (ii) not withdraw his Shares, or cause his Shares to be withdrawn, from the Offer at any time.

                  (b) If the Offer is terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated prior to the exchange of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depository or exchange acting on behalf of the Purchaser promptly to return all tendered Shares to the registered holders thereof.

                  SECTION 4. Transfer of the Shares; Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 hereof), the Stockholder shall not: (a) transfer, assign, sell, gift-over or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby.

                  SECTION 5. Covenant to Vote. Prior to the earlier of (x) the Acceptance Date and (y) the termination of this Agreement, the Stockholder hereby agrees to vote all Shares beneficially owned or controlled by such Stockholder (the "Vote Shares"), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger or any other transaction pursuant to which the Purchaser proposes to acquire the Company, whether by tender offer, merger or otherwise, in which stockholders of the Company would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof.

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                  SECTION 6. Acquisition Proposals; Non-Solicitation.

                  (a) Acquisition Proposals. The Stockholder will notify the Purchaser promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Stockholder in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of the person making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. However, nothing in this Agreement shall be construed as prohibiting the Stockholder from continuing existing activities, discussions or negotiations on behalf of the Company with any parties conducted heretofore with respect to any Acquisition Proposal. The Stockholder will keep the Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal.

                  (b) Non-Solicitation. The Stockholder, in his capacity as a shareholder of the Company, shall not and shall not authorize or permit his representatives to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than the Purchaser or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by the Stockholder shall be deemed to be a breach of this Agreement by the Stockholder. It is understood that this Section 6 limits the rights of the Stockholder only to the extent that the Stockholder is acting in his capacity as a shareholder of the Company. Nothing herein shall be construed as preventing the Stockholder, in his capacity as an officer or director of the Company, from fulfilling the obligations of such office (including, subject to the limitations contained in Sections 5.3 and 5.4 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of the Stockholder acting solely in his capacity as an officer or director).

                  SECTION 7. Further Assurances. The Stockholder shall, upon request of the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Purchaser to be necessary or desirable to carry out the provisions of this Agreement.

                  SECTION 8. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that Section 10 and Section 12 shall survive any termination of this Agreement.

                  SECTION 9. Waiver of Appraisal and Dissenter's Rights. The Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Stockholder's Shares.

                  SECTION 10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

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                  SECTION 11. Stop Transfer Order. In furtherance of this
Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company's transfer agent that there is a stop transfer order with respect to all of his Shares (and that this Agreement places limits on the voting and transfer of such shares).

                  SECTION 12. Miscellaneous.

                  (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (i) if to the Purchaser, to:

                           DG FastChannel, Inc.
                           750 W. John Carpenter Freeway, Suite 700
                           Irving, TX 75039
                           Attention:  Chief Financial Officer
                           Telephone No.:  (972) 581-2000
                           Facsimile No.:  (972) 581-2100

                           with a copy to:

                           Latham & Watkins LLP
                           555 Eleventh Street NW, Suite 1000
                           Washington, DC  20004
                           Attention: William P. O'Neill
                                      Eric L. Bernthal
                           Telephone No.: (202) 637-2200
                           Facsimile No.: (202) 637-2201

                      (ii) if to Haig S. Bagerdjian, to:

                           c/o Point.360
                           2777 North Ontario Street
                           Burbank, CA  91504
                           Telephone No.: (818) 565-1400
                           Facsimile No.: (818) 847-2503

                  (b) Counterparts; Facsimile. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

                  (c) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

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                  (d) Injunctive Relief. The Purchaser and the Stockholder
hereby agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by the Stockholder of this Agreement, the Purchaser shall be entitled to seek an injunction restraining the Stockholder from the conduct that would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Stockholder.

                  (e) Assignment. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (f) Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Merger Agreement are fulfilled to the extent possible.

                  (h) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(h).

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and delivered as of the date first written above.


                                              DG FASTCHANNEL, INC.


                                              By:___________________________
                                              Name:  Scott K. Ginsburg
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer


                                              HAIG S. BAGERDJIAN


                                              ______________________________




























                      [Signature page to Support Agreement]